Exhibit 99.(h)(6)

Schedule for Substantially Identical Administration Agreement

This schedule is filed by Value Line Funds Variable Trust (the “Trust”) in accordance with Rule 483(d)(2) under the Securities Act of 1933. The only material details that differ between the Trust’s administration agreement relating to Value Line VIP Equity Advantage Fund, and the Trust’s administration agreement relating to Value Line Strategic Asset Management Trust (filed as Exhibit (h)(2) to Post-Effective Amendment No. 21 to the Trust’s Registration Statement on April 27, 2007 and incorporated herein by reference), are the series of the Trust, the date of execution and the fees.